Exhibit 99.1

Citizens Financial Group, Inc. Reports First Quarter Net Income of

$388 Million and Diluted EPS of $0.78

ROTCE of 11.7%, up 203 bps with Underlying ROTCE up 273 bps year over year*

First quarter 2018 net income up 21% and diluted EPS up 28% year over year; up 31% and 37%,

respectively, on an Underlying basis*

Net interest margin up 8 basis points linked quarter and 20 basis points year over year

PROVIDENCE, RI (April 20, 2018) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reports first quarter net income of $388 million, up 21% from $320 million in first quarter 2017 with earnings per diluted common share of $0.78, up 28% from $0.61 per diluted common share recorded in first quarter 2017. First quarter 2018 Return on Average Tangible Common Equity* (“ROTCE”) of 11.7% increased strongly from first quarter 2017 ROTCE of 9.7%.

First quarter 2018 net income of $388 million increased $91 million, or 31%, relative to Underlying* first quarter 2017, which excludes a $23 million notable item benefit, or $0.04 per diluted common share, related to the settlement of certain state tax matters. First quarter 2018 earnings per diluted common share of $0.78 increased $0.21, or 37%, while ROTCE improved to 11.7% from 9.0% on an Underlying basis.*

First quarter 2018 net income decreased $278 million, or 42%, compared with fourth quarter 2017 results that included a $317 million after-tax net benefit from notable items, largely in connection with December 2017 Tax Legislation, offset by other notable items. First quarter 2018 diluted earnings per common share of $0.78 declined $0.57, or 42%, with ROTCE* of 11.7% compared with 19.9% in fourth quarter 2017, reflecting the impact of fourth quarter 2017 notable items and the impact of first quarter 2018 preferred dividends.

On an Underlying basis*, first quarter 2018 net income increased $39 million, or 11%, versus fourth quarter 2017, with diluted earnings per common share of $0.78, up 10%. On an Underlying basis*, ROTCE improved to 11.7% from 10.4% in fourth quarter 2017.

Citizens announced today that its board of directors declared a second quarter 2018 cash dividend of $0.22 per common share. The dividend is payable on May 16, 2018 to shareholders of record at the close of business on May 2, 2018.

“We are pleased to start 2018 with a strong first quarter result, which reflects disciplined execution of our strategic initiatives,” said Chairman and Chief Executive Officer Bruce Van Saun. “We continue to make consistent progress in running the Bank better, so we can do more for our stakeholders. We are investing heavily in technology, our digital platform, customer experience and driving innovation which collectively positions us well for future success.”

*	Please see important information on Key Performance Metrics and Non-GAAP Financial Measures at the end of this release for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. Additional information on notable items may be found in the “Discussion of Results” portion of this document. Where there is a reference to an “Underlying” result in a paragraph, all measures that follow these references are on the same basis, when applicable. For more information regarding notable items, please refer to the Discussion of Results section. Throughout this release, references to consolidated and/or commercial loans and loan growth include leases. Loans held for sale also referred to as LHFS. Current reporting-period regulatory capital ratios are preliminary.

Citizens Financial Group, Inc.

First Quarter 2018 vs. Fourth Quarter 2017

Key Highlights

•	First quarter highlights include solid growth in net interest income driven by an eight basis point improvement in net interest margin. Average and spot loan growth were 1% for the quarter.

•	Provision expense decreased $5 million despite an $8 million reserve build.

•	Delivered an efficiency ratio* of 60.4% despite seasonally lower revenues and higher salaries and employee benefits expenses.

•	ROTCE of 11.7% compares with ROTCE of 19.9%, or 10.4% on an Underlying basis.*

•	Tangible book value per common share of $27.24 decreased 1%. Fully diluted average common shares outstanding decreased 4.5 million shares.

Results

•	Total revenue of $1.5 billion decreased slightly from fourth quarter 2017 levels that included a $17 million benefit tied to notable items; on an Underlying basis*, total revenue was relatively stable, reflecting seasonality.

•	Net interest income increased $11 million, as the benefit of an eight basis point improvement in net interest margin to 3.16%, and 1% average loan growth, was partially offset by an $18 million decrease tied to day count.

•	Noninterest income of $371 million decreased $33 million, or 8%, driven by the impact of $17 million of fourth quarter 2017 notable items. Underlying* noninterest income decreased $16 million, largely reflecting the impact of seasonally lower service charges and fees, along with lower foreign exchange and interest rate products, capital markets fees and mortgage banking fees, as well as a reduction in other income.

•	Noninterest expense of $883 million decreased $15 million, or 2%, driven by the impact of $40 million of fourth quarter 2017 notable items. Underlying* noninterest expense increased $25 million, largely reflecting seasonally higher salaries and employee benefits tied to payroll taxes.

•	Provision for credit losses of $78 million decreased $5 million, or 6%, reflecting lower commercial and retail net charge-offs, partially offset by an $8 million reserve build.

Balance Sheet

•	Average interest-earning assets increased modestly, reflecting 1% loan growth with strength in commercial, mortgage, education and retail unsecured.

•	Average deposits remained relatively stable, as growth in checking with interest and savings was offset by lower money market and demand balances.

•	Nonperforming loans and leases (“NPLs”) to total loans and leases ratio of 0.78% remained relatively stable. Allowance coverage of NPLs increased to 144% from 142%.

•	Net charge-offs of $70 million decreased modestly, reflecting a reduction in commercial and retail categories.

•	Capital strength remains robust, with a preliminary common equity tier 1 (“CET1”) risk-based capital ratio of 11.2%.

•	Repurchased $175 million of common stock at a weighted-average price of $45.02; including common dividends, returned $283 million to shareholders.

•	Average loan-to-deposit ratio of 98.6%; 97.0% at quarter end.

Citizens Financial Group, Inc.

First Quarter 2018 vs. First Quarter 2017

Key Highlights

•	First quarter results reflect a 22% increase in net income available to common shareholders. On an Underlying basis*, net income available to common shareholders increased 31%, led by 6% revenue growth with 9% growth in net interest income, given 3% average loan and deposit growth and a 20 basis point improvement in net interest margin.

•	Generated operating leverage of 2.1%, notwithstanding continued investing to drive future growth.

•	Diluted earnings per common share increased $0.17, or 28%. On an Underlying basis*, diluted earnings per share increased $0.21, or 37%.

•	ROTCE* of 11.7% improved 2% from 9.7%, and Underlying ROTCE* improved 2.7% from 9.0%.

•	Tangible book value per common share improved 5% to $27.24. Fully diluted average common shares outstanding decreased 4%, or 22.1 million shares.

Results

•	Total revenue of $1.5 billion increased $78 million, or 6%, driven by strong net interest income growth.

•	Net interest income increased $86 million, or 9%, driven by a 20 basis point improvement in net interest margin and 3% average loan growth.

•	Net interest margin of 3.16% reflects higher interest-earning asset yields tied to higher short-term interest rates and improving loan mix toward higher-return categories, partially offset by higher deposit and funding costs.

•	Noninterest income of $371 million decreased $8 million, or 2%, driven by a $9 million decrease in capital markets fees from near-record first quarter 2017 levels, as well as lower other income.

•	Noninterest expense increased $29 million, or 3%, driven by higher salaries and employee benefits costs, largely reflecting annual merit increases, increased stock-based compensation costs and revenue-driven incentives and the impact of strategic growth initiatives, as well as higher outside services expense largely tied to Consumer Banking strategic growth initiatives.

•	Provision for credit losses decreased $18 million, or 19%, despite the impact of an $8 million reserve build, reflecting lower commercial net charge-offs, partially offset by expected seasoning in retail portfolios.

Balance Sheet

•	Average interest-earning assets increased $2.3 billion, or 2%, driven by 3% loan growth with a 4% increase in retail and a 1% increase in commercial, partially offset by a 3% decrease in the investment portfolio.

•	Average deposits increased $3.5 billion, or 3%, on strength in term, checking with interest, savings and demand deposits.

•	NPLs to total loans and leases ratio of 0.78% improved from 0.97%, reflecting a decrease in retail driven by real estate secured portfolios, as well as a reduction in commercial, largely tied to commodities-related credits. Allowance coverage of NPLs of 144% improved from 117%.

•	Net charge-offs of 26 basis points of loans improved seven basis points, driven by improvement in core commercial and the non-core portfolio, partially offset by expected seasoning in retail.

Citizens Financial Group, Inc.

Year-Over-Year Update on Plan Execution

Consumer Banking segment

•	Continued balance sheet momentum, with 5% average loan growth highlighted by improving mix towards more attractive risk-adjusted return categories, and 2% average deposit growth with particular strength in lower-cost categories. Continued progress in Wealth business with managed money revenue up 31%. Mortgage platform maintaining focus on fee orientation with conforming originations at 45% of total in first quarter and conforming applications up 7%.

•	Primary households with loan or investment products up 2%. More than 100,000 Citizens customers registered for Zelle person-to-person payment services.

Commercial Banking segment

•	Strong balance sheet performance with average loans up 2% driven by the benefit of our focus on Industry Verticals, Commercial Real Estate and our geographic expansion strategies; average deposits up 6%. Strong backlogs, as quarter-end lending pipelines are up over 35% from start of January 2018.

•	Continued to gain traction in expanded fee-income capabilities, which drove a $6 million increase in M&A advisory and equity underwriting fees. Backlogs are strong here as well, with quarter-end Capital Markets pipelines up significantly from the start of 2018.

Efficiency and balance sheet optimization initiatives

•	TOP IV Program, which includes efficiency and revenue initiatives, is on track to meet end of fourth quarter 2018 run-rate pre-tax benefit of $95-$110 million.

•	Balance sheet optimization strategies continue to help improve the loan portfolio mix towards higher-return categories and help reduce deposit costs. Delivered an estimated 7 basis points of the 20 basis point net interest margin improvement.

Citizens Financial Group, Inc.

Earnings highlights				1Q18 change from
($s in millions, except per share data)	1Q18	4Q17	1Q17	4Q17			1Q17
				$		%	$		%
Earnings
Net interest income	$1,091	$1,080	$1,005	$11		1%	$86		9%
Noninterest income	371	404	379	(33)		(8)	(8)		(2)
Total revenue	1,462	1,484	1,384	(22)		(1)	78		6
Noninterest expense	883	898	854	(15)		(2)	29		3
Pre-provision profit	579	586	530	(7)		(1)	49		9
Provision for credit losses	78	83	96	(5)		(6)	(18)		(19)

Pre-tax net income	501	503	434	(2)		—	67		15
Net income	388	666	320	(278)		(42)	68		21
Preferred dividends	7	—	7	7		NM	—		—
Net income available to common stockholders	$381	$666	$313	$(285)		(43)	$68		22

Average common shares outstanding
Basic (in millions)	487.5	492.1	509.5	(4.6)		(1)%	(22.0)		(4)%
Diluted (in millions)	489.3	493.8	511.3	(4.5)		(1)	(22.1)		(4)
Diluted earnings per share	$0.78	$1.35	$0.61	$(0.57)		(42)%	$0.17		28%

Key performance metrics*
Net interest margin	3.16%	3.08%	2.96%	8	bps		20	bps
Effective income tax rate	22.5	(32.4)	26.4	NM			(384)
Efficiency ratio	60	61	62	(9)			(125)
Underlying efficiency ratio*	60	59	62	193			(125)
Return on average common equity	7.8	13.5	6.5	(563)			131
Return on average tangible common equity	11.7	19.9	9.7	(821)			203
Underlying return on average tangible common equity*	11.7	10.4	9.0	128			273
Return on average total assets	1.04	1.75	0.87	(71)			17
Underlying return on average total tangible assets*	1.08%	0.96%	0.85%	12	bps		23	bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	11.2%	11.2%	11.2%
Total capital ratio	13.9	13.9	14.0
Tier 1 leverage ratio	10.0%	10.0%	9.9%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	0.78%	0.79%	0.97%	(1	) bps		(19	) bps
Allowance for loan and lease losses as a % of loans and leases	1.12	1.12	1.13	—			(1)
Allowance for loan and lease losses as a % of nonperforming loans and leases	144	142	117	164			NM
Net charge-offs as a % of average loans and leases	0.26%	0.28%	0.33%	(2	) bps		(7	) bps

1)	Current reporting-period regulatory capital ratios are preliminary.
2)	Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Discussion of Results:

First quarter 2018 results included no notable items. Fourth quarter 2017 results included a net $317 million, or $0.64 per diluted common share, after-tax benefit from notable items, including a $331 million after-tax benefit for the adjustment of the company’s net deferred tax liability tied to the December 2017 Tax Legislation, partially offset by a $22 million investment in our colleagues and the communities we serve. Results also reflected a $17 million gain on the sale of a Troubled Debt Restructuring Portfolio (“TDR Transaction II”) that was offset by $18 million of other notable items largely associated with our efficiency and strategic growth initiatives. First quarter 2017 results included a $23 million benefit, or $0.04 per diluted common share, related to the settlement of certain state tax matters. These notable items and their impact on results are detailed in the table below.

Notable items*	4Q17			1Q17
($s in millions, except per share data)	Pre-tax	After-tax	EPS impact	Pre-tax	After-tax	EPS impact
2017 Tax Legislation-related notable items*
Tax Legislation DTL adjustment	$—	$331	$0.67
Colleague & community investment	(22)	(13)	(0.03)

Net 2017 Tax Legislation-related notable items	$(22)	$318	$0.64
TDR transaction gain	$17	$10	$0.02
Other notable items	(18)	(11)	(0.02)

TDR gain net of other notable items	$(1)	$(1)	$(0.00)
1Q17 State tax settlement				$—	$23	$0.04

Total notable items	$(23)	$317	$0.64	$—	$23	$0.04

First quarter 2018 net income available to common stockholders of $381 million decreased $285 million, or 43%, compared to fourth quarter 2017 results, reflecting a net $317 million, or $0.64 per diluted common share, after-tax benefit from notable items per the table above.

Compared with first quarter 2017, net income available to common shareholders increased $68 million, or 22%, and fully diluted earnings per common share increased $0.17, or 28%. First quarter 2017 results included a $23 million benefit, or $0.04 per diluted common share, related to the settlement of certain state tax matters.

Compared with Underlying* fourth quarter 2017 results, first quarter 2018 net income available to common stockholders increased $32 million, or 9%, while diluted EPS of $0.78 increased $0.07, or 10%. Compared with Underlying first quarter 2017 results,* first quarter 2018 net income available to common stockholders increased $91 million, or 31%, and diluted EPS increased 37%. First quarter 2018 EPS reflects a 4.5 million reduction in fully diluted average common shares outstanding compared to fourth quarter 2017, and a 22.1 million reduction in fully diluted average common shares outstanding compared to first quarter 2017.

Citizens Financial Group, Inc.

Net interest income				1Q18 change from
($s in millions)	1Q18	4Q17	1Q17	4Q17			1Q17
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,154	$1,130	$997	$24		2%	$157		16%
Investment securities	168	156	160	12		8	8		5
Interest-bearing deposits in banks	6	5	3	1		20	3		100

Total interest income	$1,328	$1,291	$1,160	$37		3%	$168		14%

Interest expense:
Deposits	$145	$130	$86	$15		12%	$59		69%
Federal funds purchased and securities sold under agreements to repurchase	1	1	1	—		—	—		—
Other short-term borrowed funds	9	9	8	—		—	1		13
Long-term borrowed funds	82	71	60	11		15	22		37

Total interest expense	$237	$211	$155	$26		12%	$82		53%

Net interest income	$1,091	$1,080	$1,005	$11		1%	$86		9%

Net interest margin	3.16%	3.08%	2.96%	8	bps		20	bps

First quarter 2018 net interest income of $1.1 billion increased $11 million, or 1%, from fourth quarter 2017, reflecting an eight basis point improvement in net interest margin to 3.16% and 1% average loan growth, partially offset by an $18 million decrease tied to day count. The improvement in net interest margin reflects higher interest-earning asset yields tied to higher interest rates and improving loan mix toward higher-return categories, partially offset by higher deposit and funding costs. Results reflect an approximate three basis point benefit from our Balance Sheet Optimization initiatives.

Compared with first quarter 2017, net interest income increased $86 million, or 9%, driven by a 20 basis point improvement in net interest margin and 3% average loan growth. The improvement in net interest margin reflects higher interest-earning asset yields given higher interest rates and continued mix shift toward higher-yielding assets, partially offset by higher deposit and funding costs. Results reflect an approximate seven basis point benefit from our Balance Sheet Optimization initiatives.

Noninterest Income				1Q18 change from
($s in millions)	1Q18	4Q17	1Q17	4Q17		1Q17
				$	%	$	%
Service charges and fees	$124	$131	$125	$(7)	(5)%	$(1)	(1)%
Card fees	61	56	60	5	9	1	2
Capital markets fees	39	42	48	(3)	(7)	(9)	(19)
Trust and investment services fees	40	42	39	(2)	(5)	1	3
Letter of credit and loan fees	30	31	29	(1)	(3)	1	3
Foreign exchange and interest rate products	27	32	27	(5)	(16)	—	—
Mortgage banking fees	25	28	23	(3)	(11)	2	9
Securities gains, net	8	2	4	6	NM	4	100
Other income(1)	17	40	24	(23)	(58)	(7)	(29)

Noninterest income	$371	$404	$379	$(33)	(8)%	$(8)	(2)%

Notable items*	$—	$17	$—	$(17)	(100)	$—	—

Underlying noninterest income*	$371	$387	$379	$(16)	(4)%	$(8)	(2)%

1)	Other income includes bank owned life insurance and other income.

First quarter 2018 noninterest income of $371 million decreased $33 million, or 8%, versus fourth quarter 2017 that reflected a $17 million notable item benefit included in other income. Underlying* noninterest income declined $16 million, or 4%, as higher card fees and securities gains were more than offset by the impact of seasonally lower service charges and fees, lower

Citizens Financial Group, Inc.

foreign exchange and interest rate product fees, capital markets fees and mortgage banking fees, as well as a reduction in other income. The reduction in other income largely reflects a decrease tied to hedging revenue and lower leasing income. Securities gains are tied to a reduction in small balance positions designed to streamline the portfolio.

First quarter 2018 noninterest income decreased $8 million, or 2%, versus first quarter 2017, largely reflecting a reduction in capital markets fees from near-record first quarter 2017 levels and a reduction in other income, partially offset by higher securities gains and an improvement in mortgage banking fees. Capital Markets fee backlog at the commencement of the second quarter is robust.

Noninterest expense				1Q18 change from
($s in millions)	1Q18	4Q17	1Q17	4Q17		1Q17
				$	%	$	%
Salaries and employee benefits	$470	$450	$446	$20	4%	$24	5%
Outside services	99	118	91	(19)	(16)	8	9
Occupancy	81	80	82	1	1	(1)	(1)
Equipment expense	67	67	67	—	—	—	—
Amortization of software	46	46	44	—	—	2	5
Other operating expense	120	137	124	(17)	(12)	(4)	(3)

Noninterest expense	$883	$898	$854	$(15)	(2)%	$29	3%

Notable items	—	40	—	(40)	(100)	—	—

Underlying noninterest expense*	$883	$858	$854	$25	3%	$29	3%

Noninterest expense of $883 million decreased $15 million, or 2%, from fourth quarter 2017 levels that included $40 million of pre-tax notable items. On an Underlying basis,* noninterest expense of $883 million increased $25 million, or 3%, from fourth quarter 2017, as seasonally higher salaries and employee benefits were partially offset by seasonally lower outside services and lower other expense.

Compared with first quarter 2017, noninterest expense increased $29 million, or 3%, driven by higher salary and employee benefits, reflecting annual merit increases, increased stock-based compensation costs and revenue-based incentives, as well as the impact of hiring related to strategic growth initiatives, partially offset by the benefit of our efficiency initiatives. Results also reflect an increase in outside services expense largely tied to Consumer Banking strategic growth initiatives and an increase in amortization of software expense, partially offset by lower other expense.

The effective tax rate for first quarter 2018 was 22.5% compared with a (32.4%) effective tax rate in fourth quarter 2017, which included a $331 million benefit for the adjustment of the company’s net deferred tax liability tied to the December 2017 Tax Legislation. Excluding this one-time benefit and other notable items, the effective tax rate for fourth quarter 2017 was 33.7%. The first quarter 2017 effective tax rate of 26.4% reflected the impact of a $23 million, or 5.2%, rate benefit related to the settlement of certain state tax matters.

Citizens Financial Group, Inc.

Consolidated balance sheet review(1)				1Q18 change from
($s in millions)	1Q18	4Q17	1Q17	4Q17			1Q17
				$		%	$		%
Total assets	$153,453	$152,336	$150,285	$1,117		1%	$3,168		2%
Loans and leases and loans held for sale	112,225	111,335	108,780	890		1	3,445		3
Deposits	115,730	115,089	112,112	641		1	3,618		3
Average interest-earning assets	138,671	138,429	136,410	242		—	2,261		2
Stockholders’ equity	20,059	20,270	19,847	(211)		(1)	212		1
Stockholders’ common equity	19,812	20,023	19,600	(211)		(1)	212		1
Tangible common equity	$13,280	$13,489	$13,258	$(209)		(2)%	$22		—%
Loan-to-deposit ratio (period-end)(2)	97.0%	96.7%	97.0%	23	bps		(6	)bps
Loans to deposits ratio (avg balances) (2)	98.6	97.8	98.8	79	bps		(25	)bps
Common equity tier 1 capital ratio(3)	11.2	11.2	11.2
Total capital ratio(3)	13.9%	13.9%	14.0%

1)	Represents period end unless otherwise noted.
2)	Includes loans held for sale.
3)	Current reporting-period regulatory capital ratios are preliminary.

Total assets of $153.5 billion at March 31, 2018 increased $1.1 billion, or 1%, from December 31, 2017, driven by an $890 million increase in loans and leases and loans held for sale. Compared with March 31, 2017, total assets increased $3.2 billion, or 2%, driven by a $3.4 billion increase in loans and leases and loans held for sale.

Average interest-earning assets of $138.7 billion in first quarter 2018 remained relatively stable compared with fourth quarter 2017. Compared with first quarter 2017, average interest-earning assets increased $2.3 billion, or 2%, primarily driven by a $2.5 billion increase in retail loans, and a $589 million increase in commercial loans and leases, partially offset by an $880 million decrease in investments and interest-bearing deposits.

Interest-earning assets				1Q18 change from
($s in millions)	1Q18	4Q17	1Q17	4Q17		1Q17
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$28,262	$27,970	$29,458	$292	1%	$(1,196)	(4)%
Commercial loans and leases	53,144	52,031	51,892	1,113	2	1,252	2
Retail loans	58,281	58,586	56,219	(305)	(1)	2,062	4
Total loans and leases	111,425	110,617	108,111	808	1	3,314	3
Loans held for sale, at fair value	478	497	448	(19)	(4)	30	7
Other loans held for sale	322	221	221	101	46	101	46
Total loans and leases and loans held for sale	112,225	111,335	108,780	890	1	3,445	3

Total period-end interest-earning assets	$140,487	$139,305	$138,238	$1,182	1%	$2,249	2%

Average interest-earning assets
Investments and interest-bearing deposits	$26,881	$27,212	$27,761	$(331)	(1)%	$(880)	(3)%
Commercial loans and leases	52,623	52,310	52,034	313	1	589	1
Retail loans	58,492	58,140	56,031	352	1	2,461	4
Total loans and leases	111,115	110,450	108,065	665	1	3,050	3
Loans held for sale, at fair value	420	482	510	(62)	(13)	(90)	(18)
Other loans held for sale	255	285	74	(30)	(11)	181	NM
Total loans and leases and loans held for sale	111,790	111,217	108,649	573	1	3,141	3

Total average interest-earning assets	$138,671	$138,429	$136,410	$242	—%	$2,261	2%

Period-end investments and interest-bearing deposits of $28.3 billion as of March 31, 2018 increased $292 million, or 1%, from December 31, 2017. Compared with March 31, 2017, period-end investments and interest-bearing deposits decreased $1.2 billion, or 4%, largely reflecting a $561 million decrease in short-term investments and a decline in the value of securities related to an increase in interest rates. At the end of first quarter 2018, the average effective duration of the securities portfolio increased to 4.4 years compared with 3.9 years at December 31, 2017, given higher long-term rates that drove a decrease in securities prepayment speeds. At March 31, 2017 the securities portfolio duration was 4.4 years.

Citizens Financial Group, Inc.

Period-end loans and leases of $111.4 billion as of March 31, 2018 increased $808 million, or 1%, from $110.6 billion as of December 31, 2017, reflecting a $1.1 billion increase in commercial loans partially offset by a $305 million reduction in retail loans. Results include the impact of a late March 2018 sale of $187 million of commercial loans. Compared to March 31, 2017, period-end loans and leases increased $3.3 billion, or 3%, driven by a $2.1 billion increase in retail loans and a $1.3 billion increase in commercial loans.

First quarter 2018 average loans and leases increased $665 million, or 1% from fourth quarter 2017, reflecting a $352 million increase in retail loans and a $313 million increase in commercial loans. Retail loan growth reflects strength in residential mortgage, education, and other unsecured loans. Commercial loan growth largely reflects strength in Industry Verticals and the impact of geographic expansion strategies, partially offset by planned reduction in the Asset Finance portfolio.

Compared with first quarter 2017, average loans and leases increased $3.1 billion, or 3%, reflecting a $2.5 billion increase in retail loans and a $589 million increase in commercial loans and leases. Retail loan growth was driven by mortgage, unsecured and education, partially offset by lower home equity balances and a planned reduction in auto. Commercial loan and lease growth was driven by strength in Private Equity, Commercial Real Estate and Industry Verticals, as well as the impact of geographic-expansion strategies, partially offset by a planned reduction in the Asset Finance portfolio.

Deposits				1Q18 change from
($s in millions)	1Q18	4Q17	1Q17	4Q17		1Q17
				$	%	$	%
Period-end deposits
Demand deposits	$28,437	$29,279	$27,713	$(842)	(3)%	$724	3%
Checking with interest	21,767	22,229	21,913	(462)	(2)	(146)	(1)
Savings	9,896	9,518	9,441	378	4	455	5
Money market accounts	38,880	37,454	37,833	1,426	4	1,047	3
Term deposits	16,750	16,609	15,212	141	1	1,538	10

Total period-end deposits	$115,730	$115,089	$112,112	$641	1%	$3,618	3%

Average deposits
Demand deposits	$28,544	$28,868	$28,098	$(324)	(1)%	$446	2%
Checking with interest	21,665	21,459	20,699	206	1	966	5
Savings	9,627	9,473	9,110	154	2	517	6
Money market accounts	37,084	37,483	37,874	(399)	(1)	(790)	(2)
Term deposits	16,503	16,470	14,173	33	—	2,330	16

Total average deposits	$113,423	$113,753	$109,954	$(330)	—%	$3,469	3%

Total period-end deposits of $115.7 billion at March 31, 2018 increased $641 million from December 31, 2017, reflecting growth in savings, money market accounts and term deposits, partially offset by seasonally lower demand deposits and checking with interest. Compared with first quarter 2017, period-end deposits increased $3.6 billion, or 3%, driven by growth in term, money market accounts, demand and savings, partially offset by lower checking with interest balances.

First quarter 2018 average deposits of $113.4 billion remained relatively stable with fourth quarter 2017 as growth in checking with interest, savings, and term was more than offset by decreases in money market account and demand deposits. Compared with first quarter 2017, average deposits increased $3.5 billion, or 3%, reflecting strength in term, checking with interest, savings and demand deposits, partially offset by a decrease in money market accounts.

Citizens Financial Group, Inc.

Borrowed funds				1Q18 change from
($s in millions)	1Q18	4Q17	1Q17	4Q17		1Q17
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$315	$815	$1,093	$(500)	(61)%	$(778)	(71)%
Other short-term borrowed funds	1,494	1,856	2,762	(362)	(20)	(1,268)	(46)
Long-term borrowed funds	13,486	11,765	11,780	1,721	15	1,706	14

Total borrowed funds	$15,295	$14,436	$15,635	$859	6%	$(340)	(2)%

Average borrowed funds	$15,675	$14,775	$16,257	$900	6%	$(582)	(4)%

Total period-end borrowed funds of $15.3 billion at March 31, 2018 increased $859 million, or 6%, from December 31, 2017, reflecting a $1.7 billion increase in long-term borrowings, primarily in long-term Federal Home Loan Bank (“FHLB”) borrowings, partially offset by a $500 million decrease in federal funds purchased and a $362 million decrease in other short-term borrowings, primarily short-term FHLB borrowings.

Compared with March 31, 2017, total period-end borrowed funds decreased $340 million, or 2%, driven by a $1.3 billion decrease in other short-term borrowed funds, primarily short-term FHLB borrowings, and a $778 million decrease in federal funds purchased and repurchase agreements, partially offset by a $1.7 billion increase in long-term borrowed funds, primarily senior debt.

Capital				1Q18 change from
($s and shares in millions except per share data)	1Q18	4Q17	1Q17	4Q17		1Q17
				$	%	$	%
Period-end capital
Stockholders’ equity	$20,059	$20,270	$19,847	$(211)	(1)%	$212	1%
Stockholders’ common equity	19,812	20,023	19,600	(211)	(1)	212	1
Tangible common equity	13,280	13,489	13,258	(209)	(2)	22	—
Tangible book value per common share	$27.24	$27.48	$26.02	$(0.24)	(1)	$1.22	5
Common shares - at end of period	487.6	490.8	509.5	(3.3)	(1)	(22.0)	(4)
Common shares - average (diluted)	489.3	493.8	511.3	(4.5)	(1)%	(22.1)	(4)%
Common equity tier 1 capital ratio(1)	11.2%	11.2%	11.2%
Total capital ratio(1)	13.9	13.9	14.0
Tier 1 leverage ratio(1)	10.0%	10.0%	9.9%

1)	Current reporting-period regulatory capital ratios are preliminary.

As of March 31, 2018, our Basel III capital ratios remained well in excess of applicable regulatory requirements. Our CET1 capital ratio of 11.2% at March 31, 2018 was stable with December 31, 2017 and March 31, 2017. Tangible book value per common share of $27.24 decreased 1% compared with fourth quarter 2017 and increased 5% compared with first quarter 2017.

As part of CFG’s Capital Plan (the “Plan”) during the first quarter 2018, the company repurchased 3.9 million shares of common stock, and including common dividends returned $283 million to shareholders. These results compared with $424 million returned to shareholders in fourth quarter 2017 and $202 million to shareholders in first quarter 2017.

Citizens Financial Group, Inc.

Credit quality review				1Q18 change from
($s in millions)	1Q18	4Q17	1Q17	4Q17			1Q17
				$		%	$		%
Nonperforming loans and leases	$868	$871	$1,050	$(3)		—%	$(182)		(17)%
Net charge-offs	70	78	87	(8)		(10)	(17)		(20)
Provision for credit losses	78	83	96	(5)		(6)	(18)		(19)
Allowance for loan and lease losses	$1,246	$1,236	$1,224	$10		1%	$22		2%
Total nonperforming loans and leases as a % of total loans and leases	0.78%	0.79%	0.97%	(1	) bps		(19	) bps
Net charge-offs as % of total loans and leases	0.26	0.28	0.33	(2	) bps		(7	) bps
Allowance for loan and lease losses as a % of total loans and leases	1.12%	1.12%	1.13%	—	bps		(1	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	143.6%	142.0%	116.6%	164	bps		NM

Overall credit quality remains strong, reflecting the benefit of continued growth in higher quality retail loans and a broadly stable risk profile in commercial portfolios. As of March 31, 2018, nonperforming loans and leases (“NPLs”) of $868 million remained relatively stable with December 31, 2017 levels as a decrease in retail more than offset an increase in commercial. Compared to March 31, 2017, NPLs decreased $182 million, or 17%, reflecting a $139 million decrease in commercial driven by a reduction in nonperforming commodities-related credits, and a $43 million decrease in retail largely in real-estate secured categories. The nonperforming loans and leases to total loans and leases ratio of 0.78% at March 31, 2018, was relatively stable with December 31, 2017 and improved 19 basis points from 0.97% at March 31, 2017.

First quarter 2018 net charge-offs of $70 million decreased $8 million, or 10%, from fourth quarter 2017, reflecting a $5 million decrease in commercial driven by lower gross charge-offs, and a $3 million decrease in retail largely reflecting seasonally lower auto and education. Compared with first quarter 2017, net charge-offs decreased $17 million, or 20%, reflecting a $22 million decrease in commercial, partially offset by a $5 million increase in retail as continued reductions in real-estate secured portfolios were partially offset by expected portfolio seasoning in other growth categories. First quarter 2018 net charge-offs of 26 basis points of average loans and leases improved from 28 basis points in fourth quarter 2017 and 33 basis points in first quarter 2017.

The first quarter 2018 allowance for loan and lease losses of $1.2 billion increased $10 million compared to fourth quarter 2017 and increased $22 million compared to first quarter 2017. The impact of loan growth has been largely offset by improvement in portfolio mix and overall credit risk profile.

The allowance for loan and lease losses to total loans and leases ratio of 1.12% as of March 31, 2018 remained relatively stable with December 31, 2017 and March 31, 2017 levels. The allowance for loan and lease losses to nonperforming loans and leases ratio of 144% as of March 31, 2018 improved from 142% as of December 31, 2017 and 117% as of March 31, 2017.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:	Peter Lucht - 781.655.2289

Investors:	Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	9:00 am ET

Dial-in:	(800) 230-1074, conference ID 443611

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.

Replay Information: A replay of the conference call will be available beginning at 11:00 am ET on April 20 through May 20, 2018. Please dial (800) 475-6701 and enter access code 443611. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $153.5 billion in assets as of March 31, 2018. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,300 ATMs and approximately 1,150 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products, and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Key Performance Metrics and Non-GAAP Financial Measures and Reconciliations

(in millions, except share, per-share and ratio data)

Key Performance Metrics:

Our management team uses key performance metrics (KPMs) to gauge our performance and progress over time in achieving our strategic and operational goals and also in comparing our performance against our peers. We have established the following financial targets, in addition to others, as KPMs, which are utilized by our management in measuring our progress against financial goals and as a tool in helping assess performance for compensation purposes. These KPMs can largely be found in our periodic reports, which are filed with the Securities and Exchange Commission, and are supplemented from time to time with additional information in connection with our quarterly earnings releases.

Our key performance metrics include:

Return on average tangible common equity (ROTCE);

Return on average total tangible assets (ROTA);

Efficiency ratio;

Operating leverage; and

Common equity tier 1 capital ratio

In establishing goals for these KPMs, we determined that they would be measured on a management-reporting basis, or an operating basis, which we refer to externally as “Underlying” results. We believe that these “Underlying” results provide the best representation of our financial progress toward these goals as they exclude items that our management does not consider indicative of our ongoing financial performance. KPMs that contain “Underlying” results are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures. The following tables present reconciliations of our non-GAAP measures. These reconciliations exclude “Underlying” items, which are included, where applicable, in the financial results presented in accordance with GAAP. “Underlying” results, which are non-GAAP measures, exclude certain items, as applicable, that may occur in a reporting period which management does not consider indicative of on-going financial performance.

The non-GAAP measures presented in the following tables include reconciliations to the most directly comparable GAAP measures and are: “noninterest income”, “total revenue”, “ noninterest expense”, “pre-provision profit”, “total credit-related costs”, “income before income tax expense”, “income tax expense”, “effective income tax rate”, “net income”, “net income available to common stockholders”, “other income”, “salaries and employee benefits”, “outside services”, “amortization of software expense”, “other operating expense”, “net income per average common share”, “return on average common equity” and “return on average total assets”.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our “Underlying” results in any period reflect our operational performance in that period and, accordingly, it is useful to consider our GAAP results and our “Underlying” results together. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
							1Q18 Change
		1Q18	4Q17	3Q17	2Q17	1Q17	4Q17		1Q17
							$	%	$	%
Noninterest income, Underlying:
Noninterest income (GAAP)		$371	$404	$381	$370	$379	($33)	(8%)	($8)	(2%)
Less: Notable items		—	17	—	(11)	—	(17)	(100)	—	—

Noninterest income, Underlying (non-GAAP)		$371	$387	$381	$381	$379	($16)	(4%)	($8)	(2%)

Total revenue, Underlying:
Total revenue (GAAP)	A	$1,462	$1,484	$1,443	$1,396	$1,384	($22)	(1%)	$78	6%
Less: Notable items		—	17	—	(11)	—	(17)	(100)	—	—

Total revenue, Underlying (non-GAAP)	B	$1,462	$1,467	$1,443	$1,407	$1,384	($5)	—%	$78	6%

Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$883	$898	$858	$864	$854	($15)	(2%)	$29	3%
Less: Notable items		—	40	—	15	—	(40)	(100)	—	—

Noninterest expense, Underlying (non-GAAP)	D	$883	$858	$858	$849	$854	$25	3%	$29	3%

Pre-provision profit:
Total revenue (GAAP)	A	$1,462	$1,484	$1,443	$1,396	$1,384	($22)	(1%)	$78	6%
Less: Noninterest expense (GAAP)	C	883	898	858	864	854	(15)	(2)	29	3

Pre-provision profit (GAAP)		$579	$586	$585	$532	$530	($7)	(1%)	$49	9%

Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,462	$1,467	$1,443	$1,407	$1,384	($5)	—%	$78	6%
Less: Noninterest expense, Underlying (non-GAAP)	D	883	858	858	849	854	25	3	29	3

Pre-provision profit, Underlying (non-GAAP)		$579	$609	$585	$558	$530	($30)	(5%)	$49	9%

Total credit-related costs, Underlying:
Provision for credit losses (GAAP)		$78	$83	$72	$70	$96	($5)	(6%)	($18)	(19%)
Add: Lease impairment credit-related costs		—	—	—	26	—	—	—	—	—

Total credit-related costs, Underlying (non-GAAP)		$78	$83	$72	$96	$96	($5)	(6%)	($18)	(19%)

Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$501	$503	$513	$462	$434	($2)	—%	$67	15%
Less: Income before income tax expense (benefit) related to notable items		—	(23)	—	—	—	23	(100)	—	—

Income before income tax expense, Underlying (non-GAAP)	F	$501	$526	$513	$462	$434	($25)	(5%)	$67	15%

Income tax expense, Underlying:
Income tax expense (benefit) (GAAP)	G	$113	($163)	$165	$144	$114	$276	169%	($1)	(1%)
Less: Income tax expense (benefit) related to notable items		—	(340)	—	—	(23)	340	(100)	23	(100)

Income tax expense, Underlying (non-GAAP)	H	$113	$177	$165	$144	$137	($64)	(36%)	($24)	(18%)

Net income, Underlying:
Net income (GAAP)	I	$388	$666	$348	$318	$320	($278)	(42%)	$68	21%
Add: Notable items, net of income tax expense (benefit)		—	(317)	—	—	(23)	317	(100)	23	(100)

Net income, Underlying (non-GAAP)	J	$388	$349	$348	$318	$297	$39	11%	$91	31%

Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	K	$381	$666	$341	$318	$313	($285)	(43%)	$68	22%
Add: Notable items, net of income tax expense (benefit)		—	(317)	—	—	(23)	317	(100)	23	(100)

Net income available to common stockholders, Underlying (non-GAAP)	L	$381	$349	$341	$318	$290	$32	9%	$91	31%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
							1Q18 Change
		1Q18	4Q17	3Q17	2Q17	1Q17	4Q17			1Q17
							$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,462	$1,484	$1,443	$1,396	$1,384	($22)		(1.57%)	$78		5.57%
Less: Noninterest expense (GAAP)	C	883	898	858	864	854	(15)		(1.72)	29		3.43

Operating leverage									0.15%			2.14%

Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,462	$1,467	$1,443	$1,407	$1,384	($5)		(0.42%)	$78		5.57%
Less: Noninterest expense, Underlying (non-GAAP)	D	883	858	858	849	854	25		2.87	29		3.43

Operating leverage, Underlying (non-GAAP)									(3.29%)			2.14%

Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	60.43%	60.52%	59.41%	61.94%	61.68%	(9	)bps		(125	)bps
Efficiency ratio, Underlying (non-GAAP)	D/B	60.43	58.50	59.41	60.36	61.68	193	bps		(125	)bps
Effective income tax rate and effective income tax rate, Underlying:
Effective income tax rate	G/E	22.52%	(32.40%)	32.18%	31.13%	26.36%	NM			(384	)bps
Effective income tax rate, Underlying	H/F	22.52	33.68	32.18	31.13	31.56	NM			(904	)bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	M	$19,732	$19,624	$19,728	$19,659	$19,460	$108		1%	$272		1%
Return on average common equity	K/M	7.83%	13.46%	6.87%	6.48%	6.52%	(563	)bps		131	bps
Return on average common equity, Underlying (non-GAAP)	L/M	7.83	7.05	6.87	6.48	6.05	78	bps		178	bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	M	$19,732	$19,624	$19,728	$19,659	$19,460	$108		1%	$272		1%
Less: Average goodwill (GAAP)		6,887	6,887	6,887	6,882	6,876	—		—	11		—
Less: Average other intangibles (GAAP)		2	2	2	2	—	—		—	2		100
Add: Average deferred tax liabilities related to goodwill (GAAP)		355	531	537	534	531	(176)		(33)	(176)		(33)

Average tangible common equity	N	$13,198	$13,266	$13,376	$13,309	$13,115	($68)		(1%)	$83		1%

Return on average tangible common equity	K/N	11.71%	19.92%	10.13%	9.57%	9.68%	(821	)bps		203	bps
Return on average tangible common equity, Underlying (non-GAAP)	L/N	11.71	10.43	10.13	9.57	8.98	128	bps		273	bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	O	$151,523	$151,111	$150,012	$149,878	$148,786	$412		—%	$2,737		2%
Return on average total assets	I/O	1.04%	1.75%	0.92%	0.85%	0.87%	(71	)bps		17	bps
Return on average total assets, Underlying (non-GAAP)	J/O	1.04	0.92	0.92	0.85	0.81	12	bps		23	bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	O	$151,523	$151,111	$150,012	$149,878	$148,786	$412		—%	$2,737		2%
Less: Average goodwill (GAAP)		6,887	6,887	6,887	6,882	6,876	—		—	11		—
Less: Average other intangibles (GAAP)		2	2	2	2	—	—		—	2		100
Add: Average deferred tax liabilities related to goodwill (GAAP)		355	531	537	534	531	(176)		(33)	(176)		(33)

Average tangible assets	P	$144,989	$144,753	$143,660	$143,528	$142,441	$236		—%	$2,548		2%

Return on average total tangible assets	I/P	1.08%	1.83%	0.96%	0.89%	0.91%	(75	)bps		17	bps
Return on average total tangible assets, Underlying (non-GAAP)	J/P	1.08	0.96	0.96	0.89	0.85	12	bps		23	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

			QUARTERLY TRENDS
								1Q18 Change
			1Q18	4Q17	3Q17	2Q17	1Q17	4Q17			1Q17
								$/bps		%	$/bps		%
Tangible book value per common share:
Common shares - at period-end (GAAP)	Q		487,551,444	490,812,912	499,505,285	505,880,851	509,515,646	(3,261,468)		(1%)	(21,964,202)		(4%)
Common stockholders’ equity (GAAP)			$19,812	$20,023	$19,862	$19,817	$19,600	($211)		(1)	$212		1
Less: Goodwill (GAAP)			6,887	6,887	6,887	6,887	6,876	—		—	11		—
Less: Other intangible assets (GAAP)			2	2	2	2	—	—		—	2		100
Add: Deferred tax liabilities related to goodwill (GAAP)			357	355	539	535	534	2		1	(177)		(33)

Tangible common equity	R		$13,280	$13,489	$13,512	$13,463	$13,258	($209)		(2)%	$22		—%

Tangible book value per common share	R/Q		$27.24	$27.48	$27.05	$26.61	$26.02	($0.24)		(1)%	$1.22		5%
Net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	S		487,500,618	492,149,763	500,861,076	506,371,846	509,451,450	(4,649,145)		(1%)	(21,950,832)		(4%)
Average common shares outstanding - diluted (GAAP)	T		489,266,826	493,788,007	502,157,384	507,414,122	511,348,200	(4,521,181)		(1)	(22,081,374)		(4)
Net income per average common share - basic (GAAP)	K/S		$0.78	$1.35	$0.68	$0.63	$0.61	($0.57)		(42)	$0.17		28
Net income per average common share - diluted (GAAP)	K/T		0.78	1.35	0.68	0.63	0.61	(0.57)		(42)	0.17		28
Net income per average common share - basic, Underlying (non-GAAP)	L/S		0.78	0.71	0.68	0.63	0.57	0.07		10	0.21		37
Net income per average common share - diluted, Underlying (non-GAAP)	L/T		0.78	0.71	0.68	0.63	0.57	0.07		10	0.21		37
Dividend payout ratio and dividend payout ratio, Underlying:
Cash dividends declared and paid per common share	U		$0.22	$0.18	$0.18	$0.14	$0.14	$0.04		22%	$0.08		57%
Dividend payout ratio	U/	(K/S)	28%	13%	26%	22%	23%	NM			500	bps
Dividend payout ratio, Underlying (non-GAAP)	U/	(L/S)	28	25	26	22	25	300	bps		300	bps
Other income, Underlying
Other income (GAAP)			$17	$40	$18	$2	$24	($23)		(58%)	($7)		(29%)
Less: Notable items			—	17	—	(11)	—	(17)		(100)	—		—

Other income, Underlying (non-GAAP)			$17	$23	$18	$13	$24	($6)		(26%)	($7)		(29%)

Salaries and employee benefits, Underlying[1]:
Salaries and employee benefits (GAAP)[1]			$470	$450	$438	$432	$446	$20		4%	$24		5%
Less: Notable items			—	17	—	—	—	(17)		(100)	—		—

Salaries and employee benefits, Underlying (non-GAAP)[1]			$470	$433	$438	$432	$446	$37		9%	$24		5%

Outside services, Underlying:
Outside services (GAAP)			$99	$118	$99	$96	$91	($19)		(16%)	$8		9%
Less: Notable items			—	12	—	—	—	(12)		(100)	—		—

Outside services, Underlying (non-GAAP)			$99	$106	$99	$96	$91	($7)		(7%)	$8		9%

Other operating expense, Underlying[1]:
Other operating expense (GAAP)[1]			$120	$137	$133	$148	$124	($17)		(12%)	($4)		(3%)
Less: Notable items			—	11	—	15	—	(11)		(100)	—		—

Other operating expense, Underlying (non-GAAP)[1]			$120	$126	$133	$133	$124	($6)		(5%)	($4)		(3%)

[1]	As of January 1, 2018, we retrospectively adopted ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires the service cost component of net periodic pension and postretirement benefit cost to be reported separately in the Consolidated Statements of Operations from the other components. Prior periods have been adjusted to conform with the current period presentation.

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Note: Percentage changes, per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR